Exhibit 99

1201 S. Second Street
Milwaukee, WI 53204
USA
Fax: 414.382.5560

News Release

Contact	John Bernaden Media Relations Rockwell Automation 414.382.2555	Rondi Rohr-Dralle Investor Relations Rockwell Automation 414.382.8510

Rockwell Automation Reports Second Quarter 2010 Results

•	Revenue up 10 percent compared to the second quarter of fiscal 2009, and up 9 percent sequentially

•	Diluted EPS from continuing operations of $0.77

•	Company raises fiscal 2010 EPS guidance to $2.60 to $2.90

MILWAUKEE (April 28, 2010) – Rockwell Automation, Inc. (NYSE: ROK) today reported fiscal 2010 second quarter revenue of $1,164.5 million, up 10 percent compared to $1,058.1 million in the second quarter of fiscal 2009. Currency translation contributed 5 percentage points to the increase. Fiscal 2010 second quarter revenue was up 9 percent sequentially compared to the first quarter of fiscal 2010. Fiscal 2010 second quarter income from continuing operations was $111.9 million ($0.77 per share), compared to $40.6 million ($0.29 per share) in the second quarter of fiscal 2009. Fiscal 2010 second quarter net income was $137.0 million ($0.95 per share), including $25.1 million (or $0.18 per share) from discontinued operations primarily due to the favorable resolution of a tax matter related to the fiscal 2007 Power Systems divestiture.

Total segment operating earnings were $177.3 million in the second quarter of fiscal 2010, up from $86.2 million in the same period of 2009. Total segment operating margin in the second quarter of fiscal 2010 increased to 15.2 percent from 8.1 percent in the second quarter of fiscal 2009, primarily due to higher segment operating margin in the Architecture & Software segment. Total segment operating margin was up 2.4 points sequentially compared to the first quarter of fiscal 2010.

Free cash flow was $166.8 million in the second quarter of fiscal 2010. Return on invested capital was 13.2 percent.

Organic sales, total segment operating earnings, total segment operating margin, free cash flow and return on invested capital are non-GAAP measures that are reconciled to GAAP measures in the attachments to this release.

Commenting on the results, Keith D. Nosbusch, chairman and chief executive officer, said, “Our strong performance in the quarter reflects continued improvement in market conditions. We saw a return to year-over-year organic growth in the quarter, with continued momentum in our product revenues, meaningful growth in North America and mid-teens growth in emerging Asia. Increased volume, favorable mix and the impact of our previous cost reduction actions all contributed to significant year-over-year margin improvement in the quarter. And we continue to deliver strong free cash flow. Given the market uncertainties at the beginning of this fiscal year, I am very pleased with our year-to-date results.”

Outlook
Commenting on the outlook, Nosbusch added, “Given our second quarter performance and the ongoing global economic recovery, we are confident that we will return to solid organic growth for full fiscal year 2010. In the second half of the year we will increase our spending on customer-facing resources in our highest growth markets and innovation in our product, services and solutions offerings. Based on this outlook, we are raising our full-year fiscal 2010 guidance to earnings per share of $2.60 to $2.90 on a revenue range of $4.65 billion to $4.8 billion.”

Nosbusch continued, “The recovery is underway. While the shape of the recovery remains uncertain, we are well positioned to outperform the underlying market in this cycle. Our growth prospects are bright. I am excited by the new opportunities we see every day, particularly in the areas of process control, OEMs, and emerging markets. Our focus on customer success has provided superior long-term returns for our shareowners in the past and I believe it will do so in the future.”

Following is a discussion of second quarter results for both segments.

Architecture & Software
Architecture & Software fiscal 2010 second quarter sales were $516.2 million, an increase of 31 percent from $393.5 million in the second quarter of fiscal 2009. Currency translation contributed 6 percentage points to the increase. Fiscal 2010 second quarter sales were up 10 percent sequentially from the first quarter of fiscal 2010. Segment operating earnings were $122.6 million in the second quarter of fiscal 2010, up from $33.2 million in the second quarter of fiscal 2009. Segment operating earnings increased primarily due to revenue growth. Architecture & Software segment operating margin was 23.8 percent in the second quarter of fiscal 2010 compared to 8.4 percent in the same period of 2009.

Control Products & Solutions
Control Products & Solutions fiscal 2010 second quarter sales were $648.3 million, a decrease of 2 percent from $664.6 million in the second quarter of fiscal 2009. An organic sales decline of 7 percent was partially offset by growth of approximately 4 percentage points from currency translation and 1 percentage point from acquisitions. Fiscal 2010 second quarter sales were up 8 percent sequentially from the first quarter of fiscal 2010. Segment operating earnings were $54.7 million in the second quarter of fiscal 2010, up slightly from $53.0 million in the second quarter of fiscal 2009 despite lower revenue, primarily due to favorable mix. Control Products & Solutions segment operating margin was 8.4 percent in the second quarter of fiscal 2010 compared to 8.0 percent in the same period of 2009.

General Corporate – Net
Fiscal 2010 second quarter general corporate net expense was $23.6 million, up from $14.7 million in the second quarter of fiscal 2009, primarily due to performance-based compensation and funding of the Company’s charitable corporation.

Income Taxes
The effective tax rate for the second quarter of fiscal 2010 was 16.2 percent, compared to 26.7 percent for the second quarter of fiscal 2009. For fiscal 2010, the Company now expects the full-year tax rate to be in the range of 19 to 21 percent, subject to quarterly variability.

Share Repurchases
During the second quarter of 2010, the Company repurchased 0.5 million shares at a cost of $25.5 million. The Company had $595.7 million available at March 31, 2010 under its $1.0 billion share repurchase authorization.

Conference Call
A conference call to discuss our financial results will take place at 8:30 A.M. Eastern Time on April 28. The call and related financial charts will be webcast and accessible via the Rockwell Automation website (www.rockwellautomation.com).

This news release contains statements (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Words such as “believe”, “estimate”, “project”, “plan”, “expect”, “anticipate”, “will”, “intend” and other similar expressions may identify forward-looking statements. Actual results may differ materially from those projected as a result of certain risks and uncertainties, many of which are beyond our control, including but not limited to:

•
macroeconomic factors, including global and regional business conditions, the availability and cost of capital, and the cyclical nature of our customers’ capital spending, all of which may affect demand for our offerings, and currency exchange rates;

•	laws, regulations and governmental policies affecting our activities in the countries where we do business;

•	successful development of advanced technologies and demand for and market acceptance of new and existing products;

•	the availability, effectiveness and security of our information technology systems;

•	competitive product and pricing pressures;

•	disruption of our operations due to natural disasters, acts of war, strikes, terrorism or other causes;

•	intellectual property infringement claims by others and the ability to protect our intellectual property;

•	our ability to successfully address claims by taxing authorities in the various jurisdictions where we do business;

•	our ability to attract and retain qualified personnel;

•	the uncertainties of litigation;

•	disruption of our distribution channels;

•	the availability and price of components and materials;

•	successful execution of our cost productivity, restructuring and globalization initiatives; and

•	other risks and uncertainties, including but not limited to those detailed from time to time in our Securities and Exchange Commission filings.

These forward-looking statements reflect our beliefs as of the date of filing this release. We undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Rockwell Automation, Inc. (NYSE: ROK), the world’s largest company dedicated to industrial automation and information, makes its customers more productive and the world more sustainable. Headquartered in Milwaukee, Wis., Rockwell Automation employs about 19,000 people serving customers in more than 80 countries.

ROCKWELL AUTOMATION, INC.
SALES AND EARNINGS INFORMATION
(in millions, except per share amounts)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2010	2009	2010	2009
Sales
Architecture & Software (a)	$516.2	$393.5	$985.2	$899.9
Control Products & Solutions (b)	648.3	664.6	1,246.8	1,347.4

Total sales (c)	$1,164.5	$1,058.1	$2,232.0	$2,247.3

Segment operating earnings
Architecture & Software (d)	$122.6	$33.2	$221.6	$142.8
Control Products & Solutions (e)	54.7	53.0	92.5	121.0

Total segment operating earnings[1] (f)	177.3	86.2	314.1	263.8

Purchase accounting depreciation and amortization	(5.0)	(4.8)	(9.6)	(9.8)
General corporate — net	(23.6)	(14.7)	(43.1)	(32.8)
Interest expense	(15.1)	(15.3)	(30.5)	(30.3)
Special items	—	4.0	—	4.0

Income from continuing operations before income taxes	133.6	55.4	230.9	194.9
Income tax provision	(21.7)	(14.8)	(41.2)	(38.7)

Income from continuing operations	111.9	40.6	189.7	156.2
Income from discontinued operations	25.1	—	23.9	2.8

Net income	$137.0	$40.6	$213.6	$159.0

Diluted earnings per share
Continuing operations	$0.77	$0.29	$1.31	$1.10
Discontinued operations	0.18	—	0.17	0.02

Net income	$0.95	$0.29	$1.48	$1.12

Average diluted shares	144.4	142.0	144.1	142.0

Segment operating margin
Architecture & Software (d/a)	23.8%	8.4%	22.5%	15.9%
Control Products & Solutions (e/b)	8.4%	8.0%	7.4%	9.0%
Total segment operating margin[1] (f/c)	15.2%	8.1%	14.1%	11.7%

[1]	Total segment operating earnings and total segment operating margin are non-GAAP financial measures. We believe that these measures are useful to investors as measures of operating performance. We use these measures to monitor and evaluate the profitability of our operating segments. Our measure of total segment operating earnings may be different from that used by other companies.

ROCKWELL AUTOMATION, INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(in millions)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2010	2009	2010	2009

Sales	$1,164.5	$1,058.1	$2,232.0	$2,247.3
Cost of sales	(691.4)	(694.5)	(1,332.1)	(1,413.3)

Gross profit	473.1	363.6	899.9	834.0

Selling, general and administrative expenses	(323.2)	(292.8)	(635.7)	(606.2)
Other expense	(1.2)	(0.1)	(2.8)	(2.6)
Interest expense	(15.1)	(15.3)	(30.5)	(30.3)

Income from continuing operations before income taxes	133.6	55.4	230.9	194.9
Income tax provision	(21.7)	(14.8)	(41.2)	(38.7)

Income from continuing operations	111.9	40.6	189.7	156.2

Income from discontinued operations	25.1	—	23.9	2.8

Net income	$137.0	$40.6	$213.6	$159.0

ROCKWELL AUTOMATION, INC.
CONDENSED BALANCE SHEET INFORMATION
(in millions)

	March 31,	September 30,
	2010	2009
Assets
Cash and cash equivalents	$817.2	$643.8
Receivables	791.8	726.3
Inventories	524.5	436.4
Property, net	510.0	532.5
Goodwill and intangibles	1,107.4	1,144.1
Other assets	791.3	822.6

Total	$4,542.2	$4,305.7

Liabilities and Shareowners’ Equity
Accounts payable	379.3	$313.3
Long-term debt	904.8	904.7
Other liabilities	1,838.8	1,771.3
Shareowners’ equity	1,419.3	1,316.4

Total	$4,542.2	$4,305.7

ROCKWELL AUTOMATION, INC.
CONDENSED CASH FLOW INFORMATION
(in millions)

	Six Months Ended
	March 31,
	2010	2009
Continuing operations:

Operating activities:
Income from continuing operations	$189.7	$156.2
Depreciation and amortization	63.6	64.4
Retirement benefits expense	42.4	23.4
Pension trust contributions	(14.6)	(14.2)
Receivables/inventories/payables	(106.4)	77.5
Compensation and benefits	49.5	(73.6)
Income taxes	19.2	(5.2)
Other	54.5	(9.8)

Cash provided by operating activities	297.9	218.7

Investing activities:
Capital expenditures	(30.5)	(45.7)
Acquisition of businesses, net of cash acquired	—	(29.5)
Proceeds from sale of property and short-term investments	4.5	2.9
Other investing activities	—	(4.1)

Cash used for investing activities	(26.0)	(76.4)

Financing activities:
Net repayment of debt	—	(25.0)
Cash dividends	(82.7)	(82.2)
Purchases of treasury stock	(22.6)	(53.5)
Proceeds from the exercise of stock options	16.2	4.8
Excess income tax benefit from share-based compensation	7.4	0.9
Other financing activities	(0.3)	(2.9)

Cash used for financing activities	(82.0)	(157.9)

Effect of exchange rate changes on cash	(16.3)	(46.8)

Cash provided by (used for) continuing operations	173.6	(62.4)

Discontinued operations:
Cash used for discontinued operations	(0.2)	(0.3)

Increase (decrease) in cash and cash equivalents	$173.4	$(62.7)

ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions)
Organic Sales
Our press release contains information regarding sales excluding the effect of changes in currency and organic sales, which we define as sales excluding the effect of changes in currency exchange rates and acquisitions. We believe these non-GAAP measures provide useful information to investors because they reflect regional performance from our activities without the effect of changes in currency exchange rates and/or acquisitions. We use organic sales and sales excluding the effect of changes in currency as two measures to monitor and evaluate our regional performance. We determine the effect of changes in currency exchange rates by translating the respective period’s sales using the currency exchange rates that were in effect during the prior year. When we acquire businesses, we exclude sales in the current year for which there are no comparable sales in the prior period. Organic sales growth is calculated by comparing organic sales to reported sales in the prior year. Sales are attributed to the geographic regions based on the country of destination.
The following is a reconciliation of reported sales to organic sales for the three and six months ended March 31, 2010 compared to sales for the three and six months ended March 31, 2009:

	Three Months Ended March 31,
	2010					2009
			Sales
			Excluding
		Effect of	Effect of
		Changes in	Changes in	Effect of	Organic
	Sales	Currency	Currency	Acquisitions	Sales	Sales

United States	$593.7	$(2.5)	$591.2	$(0.5)	$590.7	$538.3
Canada	81.9	(12.4)	69.5	(4.9)	64.6	62.2
Europe, Middle East, Africa	241.2	(15.0)	226.2	—	226.2	244.4
Asia-Pacific	164.1	(14.6)	149.5	—	149.5	133.3
Latin America	83.6	(6.7)	76.9	—	76.9	79.9

Total	$1,164.5	$(51.2)	$1,113.3	$(5.4)	$1,107.9	$1,058.1

	Six Months Ended March 31,
	2010					2009
			Sales
			Excluding
		Effect of	Effect of
		Changes in	Changes in	Effect of	Organic
	Sales	Currency	Currency	Acquisitions	Sales	Sales

United States	$1,119.6	$(4.3)	$1,115.3	$(1.5)	$1,113.8	$1,179.5
Canada	151.0	(20.7)	130.3	(12.2)	118.1	128.3
Europe, Middle East, Africa	474.3	(40.0)	434.3	—	434.3	493.2
Asia-Pacific	326.2	(27.9)	298.3	(2.7)	295.6	275.6
Latin America	160.9	(10.2)	150.7	—	150.7	170.7

Total	$2,232.0	$(103.1)	$2,128.9	$(16.4)	$2,112.5	$2,247.3

The following is a reconciliation of reported sales to organic sales for our operating segments for the three and six months ended March 31, 2010 compared to sales for the three and six months ended March 31, 2009:

	Three Months Ended March 31,
	2010					2009
			Sales
			Excluding
		Effect of	Effect of
		Changes in	Changes in	Effect of	Organic
	Sales	Currency	Currency	Acquisitions	Sales	Sales

Architecture & Software	$516.2	$(24.3)	$491.9	$—	$491.9	$393.5
Control Products & Solutions	648.3	(26.9)	621.4	(5.4)	616.0	664.6

Total	$1,164.5	$(51.2)	$1,113.3	$(5.4)	$1,107.9	$1,058.1

	Six Months Ended March 31,
	2010					2009
			Sales
			Excluding
		Effect of	Effect of
		Changes in	Changes in	Effect of	Organic
	Sales	Currency	Currency	Acquisitions	Sales	Sales

Architecture & Software	$985.2	$(51.1)	$934.1	$—	$934.1	$899.9
Control Products & Solutions	1,246.8	(52.0)	1,194.8	(16.4)	1,178.4	1,347.4

Total	$2,232.0	$(103.1)	$2,128.9	$(16.4)	$2,112.5	$2,247.3

ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions)
Free Cash Flow
Our definition of free cash flow, which is a non-GAAP financial measure, takes into consideration capital investments required to maintain the operations of our businesses and execute our strategy. We account for share-based compensation under U.S. GAAP, which requires that we report the excess income tax benefit from share-based compensation as a financing cash flow rather than as an operating cash flow. We have added this benefit back to our calculation of free cash flow in order to generally classify cash flows arising from income taxes as operating cash flows.
In our opinion, free cash flow provides useful information to investors regarding our ability to generate cash from business operations that is available for acquisitions and other investments, service of debt principal, dividends and share repurchases. We use free cash flow, as defined, as one measure to monitor and evaluate performance. Our definition of free cash flow may be different from definitions used by other companies.
The following table summarizes free cash flow by quarter:

	Quarter Ended
	Dec. 31,	March 31,	June 30,	Sept. 30,	Dec. 31,	March 31,
	2008	2009	2009	2009	2009	2010

Cash provided by continuing operating activities	$48.8	$169.9	$189.9	$117.8	119.4	178.5
Capital expenditures of continuing operations	(27.4)	(18.3)	(21.8)	(30.5)	(13.5)	(17.0)
Excess income tax benefit from share-based compensation	0.4	0.5	0.4	1.1	2.1	5.3

Free cash flow	$21.8	$152.1	$168.5	$88.4	$108.0	$166.8

Return On Invested Capital
Our press release contains information regarding Return On Invested Capital (ROIC), which is a non-GAAP financial measure. We believe that ROIC is useful to investors as a measure of performance and of the effectiveness of the use of capital in our operations. We use ROIC as one measure to monitor and evaluate performance. Our measure of ROIC may be different from that used by other companies. We define ROIC as the percentage resulting from the following calculation:
(a) Income from continuing operations, before special items, interest expense, income tax provision, and purchase accounting depreciation and amortization, divided by;
(b) average invested capital for the year, calculated as a five quarter rolling average using the sum of short-term debt, long-term debt, shareowners’ equity, and accumulated amortization of goodwill and other intangible assets, minus cash and cash equivalents, multiplied by;
(c) one minus the effective tax rate for the period.
ROIC is calculated as follows:

	Twelve Months Ended
	March 31,
	2010	2009

(a) Return

Income from continuing operations	$251.4	$434.4
Interest expense	61.1	63.0
Income tax provision	58.5	150.7
Purchase accounting depreciation and amortization	18.4	21.2
Special items	—	42.7

Return	389.4	712.0

(b) Average invested capital
Short-term debt	15.0	200.9
Long-term debt	904.8	904.4
Shareowners’ equity	1,459.3	1,734.2
Accumulated amortization of goodwill and intangibles	663.3	634.3
Cash and cash equivalents	(655.5)	(644.5)

Average invested capital	2,386.9	2,829.3

(c) Effective tax rate
Income tax provision	58.5	150.7

Income from continuing operations before income taxes	$309.9	$585.1

Effective tax rate	18.9%	25.8%

(a) / (b) * (1-c) Return On Invested Capital	13.2%	18.7%